Exhibit 99.1

Press Release

CDW Corporation Announces Partial Redemption of Senior

Subordinated Exchange Notes due 2017

VERNON HILLS, III. – December 23, 2013 — CDW Corporation (NASDAQ: CDW), a leading provider of technology solutions to business, government, education and healthcare, today announced that its wholly owned subsidiaries, CDW LLC and CDW Finance Corporation (together, the “Issuers”), have delivered a Notice of Partial Redemption (the “Notice”) to holders of their outstanding 12.535% Senior Subordinated Exchange Notes due 2017 (the “Notes”). The Notice called for redemption of $30.0 million aggregate principal amount of the currently outstanding $92.5 million aggregate principal amount of Notes. The redemption price of the Notes is 104.178% of the principal amount redeemed, which amount is equal to $1,041.78 per $1,000 principal amount, plus accrued and unpaid interest to, but not including, the redemption date, in accordance with the provisions of the indenture governing the Notes. The redemption date will be January 22, 2014.

Additional information concerning the terms and conditions of the redemption are fully described in the Notice distributed to holders of the Notes. Beneficial holders with any questions about the redemption should contact their respective brokerage firm or financial institution.

This press release is for informational purposes only and shall not constitute an offer to purchase the Notes or any other securities.

About CDW

CDW is a leading technology solutions provider to business, government, education and healthcare. A Fortune 500 company, CDW was founded in 1984 and employs approximately 6,900 coworkers. For the trailing twelve months ended September 30, 2013, the company generated net sales of approximately $10.7 billion. For more information, visit www.CDW.com.

CDWPR-FI

Contact:

Investor Inquiries

Sari L. Macrie, CFA

Vice President, Investor Relations

(847) 968-0238

investorrelations@cdw.com

or

Media Inquiries

Mary Viola

Sr. Director, Corporate Communications

(847) 968-0743